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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                           (Amendment No.___)(1)


                          INFONET SERVICES CORPORATION
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                                (Name of Issuer)


                      CLASS B COMMON STOCK, PAR VALUE $.01
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                         (Title of Class of Securities)


                                   45666T 10 6
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                                 (CUSIP Number)



                                DECEMBER 15, 1999
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 74834 T 10 3                13G                      PAGE 2 OF 6 PAGES
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  1        NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
           (ENTITIES ONLY)

           TELSTRA CORPORATION LIMITED
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  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (See Instructions)                                          (a) [ ]
                                                                       (b) [ ]
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  3        SEC USE ONLY


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  4        CITIZENSHIP OR PLACE OF ORGANIZATION


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                                 5      SOLE VOTING POWER

                                        24,852,618(1)
                                 -----------------------------------------------
         NUMBER OF               6      SHARED VOTING POWER
           SHARES
        BENEFICIALLY                    -0-
          OWNED BY               -----------------------------------------------
            EACH                 7      SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH                     24,852,618(1)
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER


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  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,852,618(1)
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 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*

           Not Applicable.
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 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%(2)
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 12        TYPE OF REPORTING PERSON*

           CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes Class A Common Stock which may, at the option of the Reporting Person, be converted into Class B Common Stock on a 1-for-1 basis.

(2) Includes Class A Common Stock convertible into Class B Common Stock as if such shares were outstanding as of February 1, 2000.

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ITEM 1(a) NAME OF ISSUER:

          Infonet Services Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          2160 East Grand Avenue, El Segundo, California 90245

ITEM 2(a) NAME OF PERSON FILING:

          This statement is filed by:

          Telstra Corporation Limited

          The foregoing person is hereinafter referred to as the "Reporting Person."

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The address of each of the Reporting Person is Level 14, 231 Elizabeth Street, Sydney NSW 2000. Australia

ITEM 2(c) CITIZENSHIP:

          Australia

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Class B Common Stock, $.01 par value

ITEM 2(e) CUSIP NUMBER:

          45666T 10 6

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or Dealer registered under Section 15 of the Act.

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);


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          (h) [ ] A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          NOT APPLICABLE. THIS SCHEDULE IS FILED PURSUANT TO 13d-1(d).

ITEM 4.   OWNERSHIP:

          A. TELSTRA CORPORATION LIMITED

             (a) Amount beneficially owned: 24,852,618

             (b) Percent of class: 5.3%. The percentages used herein and in the rest of Item 4 are calculated based upon the 469,496,211 shares of Class B Common Stock issued and outstanding as of January 13, 2000, as reflected in the Certificate of Transfer Agent and Registrar dated as of January 21, 2000 and the issued and outstanding Class A Common Stock as of February 1, 2000.

             (c) (i)   Sole power to vote or direct the vote: 24,852,618

                 (ii)  Shared power to vote or direct the vote: -0-

                 (iii) Sole power to dispose or direct the disposition:
                       24,852,618

                 (iv)  Shared power to dispose or direct the disposition: -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.


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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          The Reporting Person hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: 11 Febraury 2000                       TELSTRA CORPORATION LIMITED


                                              By: /s/ David M. Pitt
                                                  ------------------------------
                                                  DAVID M. PITT
                                                  Group General Manager -
                                                  Corporate Development

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